Exhibit 99.1

CONTACTS:	Media: Marie Remboulis – 248/354-9809
Investors: Janet Halpin – 248/354-8847

Federal-Mogul Reports Second Quarter 2005 Results

Southfield, Michigan, July 25, 2005…Federal-Mogul Corporation (OTC Bulletin Board: FDMLQ) today reported its financial results for the three and six-month periods ended June 30, 2005.

Financial Summary (in millions)

	Three Months Ended June 30		Six Months Ended June 30
	2005	2004	2005	2004
Net sales	$1,665	$1,571	$3,299	$3,118
Gross margin	292	320	567	617
Earnings (loss) from continuing operations before income taxes	13	15	(9)	15

Federal-Mogul reported net sales of $1,665 million for the three-month period ended June 30, 2005, representing an increase of $94 million or 6% over the comparable period of 2004. For the six-month period ended June 30, 2005 net sales increased by $181 million or 6% to $3,299 million when compared to the same period of 2004. Increases during these periods resulted primarily from new business and favorable foreign currency.

Gross margin for the three and six-month periods ended June 30, 2005, when compared to the same periods of 2004, decreased by $28 million and $50 million, respectively. These decreases resulted primarily from raw material inflation and increased pension costs. Management continues to identify and implement cost reduction and pricing strategies to mitigate the impact of these adverse factors.

Federal-Mogul reported earnings from continuing operations before income taxes for the three-month period ended June 30, 2005 of $13 million compared with $15 million for the same period of 2004. When compared with the three-month period ended March 31, 2005, earnings from continuing operations before income taxes improved by $35 million. The quarter over quarter improvement during 2005 was achieved primarily through higher gross margin and lower selling, general and administrative expenses following from improved sales volumes and management’s continued focus on cost reduction activities.

“While our second quarter earnings reflect an improvement over our first quarter results, several challenging industry-wide issues, such as escalating raw material and pension costs, continue to impact our financial performance,” said Chairman, President and Chief Executive Officer José Maria Alapont. “We are committed to mitigating the impact of these issues on our business by focusing on strategies for driving global profitable growth.”

Financial Results for the Three Months Ended June 30, 2005

Second quarter 2005 net sales of $1,665 million represent an increase of $94 million or 6% when compared to net sales of $1,571 million for the same period in 2004. New business in the OE and Aftermarket sectors accounted for $46 million of this increase, while foreign currency contributed $37 million and increased volumes from North American Aftermarket customers and European OEM’s, contributed $18 million. These factors were partially offset by customer price reductions of $7 million.

Gross margin for the three-months ended June 30, 2005, when compared to the same period of 2004, decreased by $28 million. Raw material cost inflation of $17 million and increased pension costs of $16 million were partially offset by the favorable impact of new business and productivity in excess of inflation of $5 million. Increased raw material costs are primarily associated with steel, non-ferrous metals and hydrocarbon based materials.

The Company reported earnings from continuing operations before income taxes of $13 million during the second quarter of 2005, representing a $2 million decrease from the same period of 2004. When compared to the three-month period ended March 31, 2005 earnings from continuing operations before income taxes increased by $35 million. Gross margin improvements and decreased selling, general and administrative costs were the primary factors driving this quarter over quarter increase.

Including discontinued operations and excluding impairment charges, Chapter 11 and Administration expenses, restructuring costs, income tax expense, interest expense, depreciation and amortization, the Company reported Operational EBITDA of $158 million for the three month period ended June 30, 2005. When compared to the same period of 2004, Operational EBITDA decreased by $14 million due to a $28 million decrease in gross margin, partially offset by an $8 million decrease in selling, general and administrative expenses and the favorable Operational EBITDA impact of productivity and foreign exchange. Operational EBITDA increased by $31 million as compared to the three-months ended March 31, 2005 primarily due to the quarter over quarter improvements in gross margin and selling, general and administrative costs. Management believes that Operational EBITDA provides useful information as it most closely approximates the cash flow associated with the operational earnings of the Company. Additionally, management uses Operational EBITDA to measure the profitability performance of its operations. A reconciliation of Operational EBITDA to the Company’s loss from continuing operations before income taxes for the three and six-months ended June 30, 2005 has been provided.

Financial Results for the Six Months Ended June 30, 2005

Net sales of $3,299 million for the first six months of 2005 represent an increase of $181 million or 6% when compared to net sales of $3,118 million for the same period in 2004. New business in the OE and Aftermarket sectors of $82 million, foreign currency of $76 million and increased volumes of $28 million contributed to the increase and were partially offset by customer price reductions of $5 million.

Gross margin decreased by $50 million from $617 million to $567 million during the six-month period ended June 30, 2005, as compared with the same period of 2004. Raw material cost inflation of $38 million and increased pension costs of $29 million were partially offset by $17 million in new business and increased volumes.

The Company reported a loss from continuing operations before income taxes of $(9) million during the six-month period ended June 30, 2005, compared with earnings from continuing operations before income taxes of $15 million for the same period in 2004. The decrease is primarily the result of lower gross margin during 2005 partially offset by the non-recurrence of a 2004 impairment charge. Including discontinued operations and excluding impairment charges, Chapter 11 and Administration expenses, restructuring costs, income tax expense, interest expense, depreciation and amortization, the Company reported Operational EBITDA of $286 million, representing a decrease of $25 million when compared to the same period of 2004.

The Company recorded income tax expense of $51 million on a loss from continuing operations before income taxes of $(9) million. Income tax expense resulted primarily from taxable income generated by certain international subsidiaries, non-recognition of income tax benefits on United Kingdom operating losses and certain non-deductible items in various jurisdictions.

About Federal-Mogul

Federal-Mogul is a global supplier of automotive components, sub-systems, modules and systems serving the world’s original equipment manufacturers and the aftermarket. The company utilizes its engineering and materials expertise, proprietary technology, manufacturing skill, distribution flexibility and marketing power to deliver products, brands and services of value to its customers. Federal-Mogul is focused on the globalization of its teams, products and processes to bring greater opportunities for its customers and employees, and value to its constituents.

Headquartered in Southfield, Michigan, Federal-Mogul was founded in Detroit in 1899. On October 1, 2001, Federal-Mogul decided to separate its asbestos liabilities from its true operating potential by voluntarily filing for financial restructuring under Chapter 11 of the Bankruptcy Code in the United States and Administration in the United Kingdom. For more information on Federal-Mogul, visit the company’s Web site at http://www.federal-mogul.com.

Forward-Looking Statements

Statements contained in this press release, which are not historical fact, constitute “Forward-Looking Statements.” Actual results may differ materially due to numerous important factors that are described in Federal-Mogul’s most recent report to the SEC on Form 10-K, which may be revised or supplemented in subsequent reports to the SEC on Forms 10-Q and 8-K. Such factors include, among others, the cost and timing of implementing restructuring actions, the results of the Chapter 11 and Administration proceedings, the Company’s ability to generate cost savings or manufacturing efficiencies to offset or exceed contractually or competitively required price reductions or price reductions to obtain new business, conditions in the automotive industry, and certain global and regional economic conditions. Federal-Mogul does not intend or assume any obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release.

FEDERAL - MOGUL CORPORATION

STATEMENTS OF OPERATIONS

(Millions of Dollars, Except Share and Per Share Data)

(Unaudited)

	Three Months Ended June 30		Six Months Ended June 30
	2005	2004	2005	2004
Net sales	$1,665.4	$1,571.2	$3,298.6	$3,117.7
Cost of products sold	1,373.6	1,251.2	2,731.9	2,501.2

Gross margin	291.8	320.0	566.7	616.5

Selling, general and administrative expenses	226.3	234.0	476.0	475.8
Adjustment of long-lived assets to fair value	1.0	20.0	4.0	23.1
Interest expense, net	33.8	24.3	62.6	49.9
Chapter 11 and Administration related reorganization expenses	20.2	34.4	50.2	60.4
Equity earnings of unconsolidated affiliates	(12.0)	(10.7)	(21.3)	(20.2)
Other expense, net	9.5	3.4	3.9	12.1

Earnings (loss) from continuing operations before income taxes	13.0	14.6	(8.7)	15.4

Income tax expense	24.6	20.6	51.2	40.6

Loss from continuing operations	(11.6)	(6.0)	(59.9)	(25.2)
Loss from discontinued operations, net of income tax benefit	—	(3.0)	—	(4.2)

Net Loss	$(11.6)	$(9.0)	$(59.9)	$(29.4)

Basic and diluted loss per common share:

Loss from continuing operations	$(0.13)	$(0.07)	$(0.67)	$(0.29)
Loss from discontinued operations, net of income tax benefit	—	(0.04)	—	(0.05)

Net loss per common share	$(0.13)	$(0.11)	$(0.67)	$(0.34)

Weighted average shares outstanding (in millions)	89.1	87.1	89.1	87.1

FEDERAL - MOGUL CORPORATION

BALANCE SHEETS

(Millions of Dollars)

	(Unaudited) June 30 2005	December 31 2004
Current assets:
Cash and equivalents	$756.1	$700.6
Accounts receivable, net	1,115.5	1,049.5
Inventories, net	908.8	952.9
Prepaid expenses and other current assets	230.0	230.9

Total current assets	3,010.4	2,933.9

Property, plant and equipment, net	2,143.5	2,363.9
Goodwill and indefinite-lived intangible assets	1,278.7	1,283.7
Definite-lived intangible assets, net	312.4	335.3
Asbestos-related insurance recoverable	810.2	853.8
Prepaid pension costs	178.6	257.4
Other noncurrent assets	214.1	237.2

	$7,947.9	$8,265.2

Current liabilities:
Short-term debt, including current portion of long-term debt	$398.2	$309.6
Accounts payable	407.4	435.9
Accrued liabilities	539.1	559.7
Other current liabilities	136.6	145.6

Total current liabilities	1,481.3	1,450.8

Liabilities subject to compromise	5,999.8	6,018.5

Long-term debt	7.5	10.1
Postemployment benefits	2,239.9	2,355.9
Long-term portion of deferred income taxes	107.9	102.0
Other accrued liabilities	210.2	221.2
Minority interest in consolidated subsidiaries	31.2	32.4

Shareholders’ deficit:
Series C ESOP preferred stock	28.0	28.0
Common stock	445.3	445.3
Additional paid-in capital	2,150.7	2,148.0
Accumulated deficit	(3,327.8)	(3,267.9)
Accumulated other comprehensive loss	(1,426.1)	(1,279.1)

Total shareholders’ deficit	(2,129.9)	(1,925.7)

	$7,947.9	$8,265.2

FEDERAL - MOGUL CORPORATION

STATEMENTS OF CASH FLOWS

(Millions of Dollars)

(Unaudited)

	Six Months Ended June 30
	2005	2004
Cash provided from (used by) operating activities
Net loss	$(59.9)	$(29.4)
Adjustments to reconcile net loss to net cash (used by) provided from operating activities:
Depreciation and amortization	178.6	166.7
Adjustment of long-lived assets to fair value	4.0	23.1
Change in postemployment benefits, including pensions	68.8	45.8
Change in deferred taxes	19.1	11.9
Changes in operating assets and liabilities:
Increase in accounts receivable	(114.7)	(91.7)
Increase in inventories, net of involuntary conversion in 2004	(2.7)	(91.3)
Increase (decrease) in accounts payable	(1.9)	88.2
Changes in other assets and liabilities, net of involuntary conversion in 2004	(13.3)	102.5
Insurance proceeds on involuntary conversion	—	55.0

Net cash provided from operating activities	78.0	280.8

Cash provided from (used by) investing activities
Expenditures for property, plant and equipment	(84.9)	(132.1)
Net proceeds from the sale of property, plant and equipment	10.4	13.0

Net cash used by investing activities	(74.5)	(119.1)

Cash provided from (used by) financing activities
Proceeds from borrowings on DIP credit facility	85.1	—
Principal payments on DIP credit facility	—	(41.7)
Increase (decrease) in short-term debt	7.2	(3.5)
Decrease in other long-term debt	(1.6)	(1.7)

Net cash provided from (used by) financing activities	90.7	(46.9)

Effect of foreign currency exchange rate fluctuations on cash	(38.7)	3.7

Increase in cash and equivalents	55.5	118.5

Cash and equivalents at beginning of period	700.6	472.4

Cash and equivalents at end of period	$756.1	$590.9

FEDERAL - MOGUL CORPORATION

RECONCILIATION OF NON-GAAP FINANCIAL MEASURE

(Millions of Dollars)

(Unaudited)

	Three Months Ended June 30		Six Months Ended June 30
	2005	2004	2005	2004
Earnings (loss) from continuing operations before income taxes	$13.0	$14.6	$(8.7)	$15.4
Depreciation and amortization	85.6	82.0	178.6	166.7
Chapter 11 and Administration related reorganization expenses	20.2	34.4	50.2	60.4
Interest expense, net	33.8	24.3	62.6	49.9
Adjustment of assets to fair value	1.0	20.0	4.0	23.1
Restructuring expense	4.8	—	7.5	—
Finalization of 2004 Goodwill Impairment Charge	—	—	(7.7)	—
Discontinued operations and other	(0.2)	(2.9)	(1.0)	(4.7)

Operational EBITDA	$158.2	$172.4	$285.5	$310.8